Exhibit 4.4

BT GROUP PLC

BT GROUP DEFERRED BONUS PLAN

As approved by the Board on 14 April 2011 and approved by ordinary resolution of Shareholders in general meeting on 13 July 2011, and amended by the Remuneration Committee on 9 July 2015 and on 25 October 2016.

Expiry date 13 July 2021

THE RULES OF THE BT GROUP DEFERRED BONUS PLAN

1.	HOW THE DEFERRED BONUS PLAN WILL OPERATE

1.1	Policies set by a Committee

A Committee will, from time to time, set the policies for the Company’s operation and administration of the Deferred Bonus Plan within the terms of the Deferred Bonus Plan Rules, including the policies in relation to the following:

1.1.1 the Eligible Executives who will be entitled to participate;

1.1.2 the extent of Eligible Executives’ participation;

1.1.3 the Deferred Period for each Deferred Bonus Award; and

1.1.4 how Deferred Bonus Awards are granted.

1.2	The Deferred Bonus Award

An Eligible Executive who has been awarded a Bonus may be granted a Deferred Bonus Award, which may be granted subject to such additional conditions as the Committee may determine or recommend, as the case may be.

1.3	When Deferred Bonus Awards will be granted

The Date of Grant of a Deferred Bonus Award can be at any time but not during a Closed Period of the Company. A Participant who has been granted a Deferred Bonus Award will be sent, as soon as administratively practicable, a certificate confirming its grant and the terms on which it is granted. A Deferred Bonus Award certificate will be in such form as the Company may determine from time to time.

1.4	Awards personal to Participants

Deferred Bonus Awards cannot be transferred, assigned, charged or otherwise disposed of. On the death of a Participant, his Deferred Bonus Award(s) can Vest in accordance with Rule 5.2. If a Participant purports to transfer, assign, charge or otherwise dispose of his Deferred Bonus Award otherwise than as permitted by this Rule 1.4, his Deferred Bonus Award shall immediately lapse.

1.5	Rights of Participants during the Deferred Period

A Participant has no rights of ownership, beneficial or otherwise, in respect of the Shares the subject of his Deferred Bonus Award.

2.	LIMIT ON THE NUMBER OF SHARES WHICH CAN BE USED

2.1	The limit for all Shares used under the Deferred Bonus Plan

The number of Shares which can be allocated under the Deferred Bonus Plan on any day, when aggregated with the number of Shares allocated in the previous 10 years under:

2.1.1	any other Employees’ Share Scheme, cannot exceed 10 per cent. of the ordinary issued share capital of the Company from time to time; and

2.1.2	any other Employees’ Share Scheme operated on a selective basis, cannot exceed 5 per cent. of the ordinary issued share capital of the Company from time to time.

2.2	Meaning of allocation and exclusion from these limits

The references in this Rule 2 to the “allocation” of Shares mean, in the case of any share option plan, the placing of unissued Shares or (for so long as UK institutional shareholders recommend) Treasury Shares under option and, in the case of any other Employees’ Share Scheme, the issue and allotment of Shares or (for so long as UK institutional shareholders recommend) the transfer of Treasury Shares. For the purposes of the limit in this Rule 2:

2.2.1	Shares where the right to acquire such Shares was released, cancelled or lapsed without being exercised will be ignored; and

2.2.2	to the extent that the Vesting of Awards is to be satisfied by the transfer of Shares, other than Treasury Shares, already in issue, those Awards will not be treated as granted over unissued Shares or Treasury Shares.

2.3	Adjustment to Shares to be taken into account

Where Treasury Shares transferred, or Shares issued, under the Deferred Bonus Plan or any other Employees’ Share Scheme of the Company are to be taken into account for the purposes of any of the limits in this Rule 2 and a Variation in the equity share capital of the Company has taken place between the date of transfer or issue of any such Shares and the date on which any such limit is to be calculated, the number of such Shares which will be taken into account for the purposes of any such limit will be adjusted in such manner as the Company considers appropriate to take account of the Variation.

2.4	The Individual limit

The number of Shares the subject of a Deferred Bonus Award will be calculated by reference to the amount of the Bonus awarded to the Eligible Executive, such that the Market Value at the Date of Grant of those Shares is no greater than a maximum percentage of the Bonus agreed by the Committee from time to time.

3.	NO RIGHTS TO OR IN RELATION TO SHARES UNDER THE DEFERRED BONUS AWARD DURING THE DEFERRED PERIOD

3.1	No voting rights

A Participant has no voting rights attaching to the Shares the subject of his Deferred Bonus Award during the Deferred Period.

3.2	Dividends

A Participant has no rights to any dividends or any other rights attaching to the Shares the subject of his Deferred Bonus Award during the Deferred Period. However, the Company, or the Trustee on the recommendation of the Company, may increase the number of Shares the subject of a Deferred Bonus Award after any dividend has been paid in relation to the Shares. Any such increase shall be effected by doing the following:

3.2.1	in the case of a dividend in specie paid in order to effect a demerger of the Company, retain or reinvest the dividend as appropriate so that it comprises only shares in the Employing Company (net of any taxes and, if applicable, associated costs), or

3.2.2	in the case of any dividend paid in any other circumstances (including a scrip election), increase the Deferred Bonus Award by an appropriate number of Shares, unless the Committee recommends otherwise, and in either case, the number of Shares by which the Deferred Bonus Award is increased must have, unless Rule 3.4 applies, a Market Value on the date of increase which is as close as possible equal in value to the aggregate dividend (net of any taxes) paid in respect of the same number of Shares as those under the Deferred Bonus Award.

3.3	Events which affect the share capital of the Company

Subject to Rule 3.4, if there is a Variation during the Deferred Period affecting the equity share capital of the Company, the number of Shares the subject of a Deferred Bonus Award may be adjusted on the Company’s determination if it thinks it appropriate, or recommendation to the Trustee. Participants will be notified in writing of any adjustment to the number of Shares the subject of their Deferred Bonus Awards.

3.4	A Variation which is a demerger of the Company

If there is a Variation which is a demerger of the Company, the Company if it thinks it appropriate, or the Trustee on the recommendation of the Company, may adjust a Deferred Bonus Award so as to be over shares in the Employing Company (“the Adjusted Award”). Each Adjusted Award will be equivalent to the Deferred Bonus Award which was adjusted (“the Unadjusted Award”) prior to the adjustment. An Adjusted Award will not be regarded as equivalent to an Unadjusted Award unless:

3.4.1	it is governed by the Rules in effect immediately before the preservation of the Unadjusted Award; and

3.4.2	the total Market Value of the shares the subject of the Unadjusted Award Is equal to the total Market Value immediately after the adjustment of the shares the subject of the Adjusted Award, calculated by reference to an averaging of the relevant Market Value, as specified by the Company or as recommended to the Trustee, as the case may be.

The provisions of the Deferred Bonus Plan shall, for this purpose, be construed as if the Adjusted Awards were granted under the Deferred Bonus Plan at the same time as the Unadjusted Awards.

References to the “Company” shall, in relation to the Adjusted Award, be taken as references to the Employing Company and references to “Share” shall be taken as references to a full-paid share in the Employing Company. The Company will procure the Trustee’s agreement to any amendment to the applicable employee share ownership trust to give effect to this Rule 3.4.

3.5	Malus

If, subsequent to the grant of a Deferred Bonus Award, facts become known to the Committee which, in the absolute discretion of the Committee, would justify a reduction in the number of Shares under the Deferred Bonus Award, the Committee shall have the discretion to reduce the number of Shares under the Deferred Bonus Award to take account of this. If the Committee exercises its discretion under this Rule 3.5, it shall confirm this in writing to each affected Participant and, if necessary, the Trustee. For the avoidance of doubt:

(i)	if the Committee exercises this discretion, the Deferred Bonus Award shall be deemed to have been granted over the lower number of Shares and the Vesting of the Deferred Bonus Award in accordance with the Rules will be by reference to this reduced number of Shares; and

(ii)	the discretion under this Rule 3.5 shall only be capable of exercise by the Committee of the Board of the Company to the extent that there has been no change of Control of the Company. However if, as a result of any change of Control, the Company has a new holding company which immediately after the change of Control has substantially the same shareholders and proportionate shareholdings as the Company did before, the discretion under this Rule 3.5 shall continue to be capable of exercise by the remuneration committee of the board of directors of the new holding company.

4.	GENERAL OFFER, SCHEME OF ARRANGEMENT OR VOLUNTARY, WINDING-UP OF THE COMPANY DURING THE DEFERRED PERIOD.

4.1	General offer

If during the Deferred Period any person (together with any person acting in concert with that person, if relevant) obtains Control of the Company as a result of making an offer to acquire Shares which is either unconditional or was made on a condition which has been satisfied so that the person making the offer (together with any person acting in concert with that person, if relevant) has Control of the Company, the Deferred Bonus Awards will Vest on the day that person obtains Control of the Company.

4.2	Extension to Participants of general offer

The Company will use its best endeavours to procure that if the Shares the subject of the Deferred Bonus Awards which have Vested under Rule 4.1 were not the subject of the general offer, the offeror will make an offer to acquire from the Participant his Shares on the same terms as Shares of the same class were acquired under the general offer.

4.3	Scheme of arrangement

4.3.1 Subject to Rule 4.3.2, if during the Deferred Period the court sanctions under Section 899 of the Companies Act 2006 a compromise or arrangement for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, the Deferred Bonus Awards will Vest immediately after the Court has sanctioned the compromise or arrangement.

4.3.2 If the purpose and effect of the scheme of arrangement is to create a new holding company for the Company, where such holding company would, following the scheme of arrangement, have substantially the same shareholders and proportionate shareholdings as those of the Company immediately prior to the scheme of arrangement, Rules 4.3.3 to 4.3.4 shall apply and the Deferred Bonus Awards shall not Vest under Rule 4.3.1.

4.3.3 Where Rule 4.3.2 applies and any company (the “Acquiring Company”) obtains Control of the Company in pursuance of a compromise or arrangement sanctioned by the court under Section 899 of the Companies Act 2006 then:

(i) the Trustee, to the extent that it has granted a Deferred Bonus Award, will take such action as is appropriate to acquire shares in the Acquiring Company;

(ii) all outstanding Deferred Bonus Awards (“Old Awards”) shall be automatically surrendered in consideration of the grant to the Participants of new awards (“New Awards”) which, in the opinion of the Company, are equivalent to the Old Awards (on the basis set out in Rule 4.3.4 below) but relate to shares in a different company; and

(iii) to the extent that the Company has granted a Deferred Bonus Award, the Participant’s Old Award will automatically be surrendered in consideration of the grant to the Participant of a New Award which, in the opinion of the Company, is equivalent to the Old Award (on the basis set out in Rule 4.3.4 below) but relates to shares in a different company.

4.3.4 The New Awards will not be regarded as equivalent to the Old Awards unless:

(i) they are governed by the Rules in effect immediately before the exchange of the Old Awards; and

(ii) immediately after the exchange, the total Market Value of the Shares the subject of the Old Awards is equal to the total Market Value of the shares the subject of the New Awards. The provisions of the Deferred Bonus Plan will, for this purpose be construed as if the New Awards were granted at the same time as the Old Awards.

References to Shares will, in relation to the New Awards be taken as references to shares of the company whose shares are under the New Awards. References to the Company shall, where appropriate, be taken to be references to the company whose shares are under the New Awards.

5.	CEASING TO BE IN EMPLOYMENT DURING THE DEFERRED PERIOD

5.1	Ceasing to be in Employment: generally

Unless otherwise provided in the Rules, if a Participant ceases to be in Employment before the end of the Deferred Period, all his Deferred Bonus Awards will lapse in full on the date he so ceases. Notwithstanding any other provision in the Rules, no Deferred Bonus Award may Vest more than ten years after the Date of Grant.

5.2	Ceasing to be in Employment because of death, injury, ill health or disability

If a Participant ceases or is to cease to be in Employment before the end of the Deferred Period because of death, injury, ill health or disability:

5.2.1	in respect of Deferred Bonus Awards the Deferred Period for which will end less than 12 months from the date the Participant so ceases Employment, those Deferred Bonus Awards will Vest on the date the Participant so ceases Employment; and

5.2.2	in respect of all other Deferred Bonus Awards, the Company may, at its discretion, Vest, or recommend the Trustee to Vest, as soon as possible, all or part of any Deferred Bonus Award and/or preserve all or part of any Deferred Bonus Award to the extent that it is not Vested immediately. The Deferred Bonus Award, to the extent that it is preserved, must be preserved until the end of the Deferred Period and will continue to be subject to the Rules. To the extent that the Company (or, if applicable, the Trustee) has not exercised its discretion to Vest or preserve all or part of a Deferred Bonus Award, it will lapse on the date the Company (or, if applicable, the Trustee) confirms its decision.

5.3	Ceasing to be in Employment because of Redundancy

If a Participant ceases or is to cease to be in Employment before the end of the Deferred Period because of his Redundancy, all his Deferred Bonus Awards will lapse on the date he so ceases. The Company may however, at its discretion, Vest, or recommend the Trustee to Vest, as soon as possible, all or part of any Deferred Bonus Award and/or preserve all or part of any Deferred Bonus Award to the extent that it is not Vested immediately. The Deferred Bonus Award, to the extent that it is preserved, must be preserved until the end of the Deferred Period and will continue to be subject to the Rules. To the extent that the Company (or, if applicable, the Trustee) has not exercised its discretion to Vest or preserve all or part of a Deferred Bonus Award, it will lapse on the date the Company (or, if applicable, the Trustee) confirms its decision.

5.4	Ceasing to be in Employment because of the sale of a company or business

If a Participant ceases to be in Employment before the end of the Deferred Period because the company in the Group which employs him ceases to be a Participating Company or an Associated Company or because of the transfer or sale of the undertaking (or part of the undertaking) in which he is employed to a person who is neither a Participating Company nor an Associated Company, all his Deferred Bonus Awards will lapse on the day he so ceases. The Company may however, at its discretion, Vest, or recommend the Trustee to Vest, as soon as possible, all or part of any Deferred Bonus Award and/or preserve all or part of any Deferred Bonus Award to the extent that it is not Vested immediately. The Deferred Bonus Award, to the extent that it is preserved, must be preserved until the end of the Deferred Period and will continue to be subject to the Rules. To the extent that the Company (or, if applicable, the Trustee) has not exercised its discretion to Vest or preserve all or part of a Deferred Bonus Award, it will lapse on the date the Company (or, if applicable, the Trustee) confirms its decision.

5.5	Ceasing to be in Employment in other circumstances

If, before the end of the Deferred Period, a Participant gives or is given notice to leave Employment or ceases to be in Employment without any notice having been given in any circumstances other than the ones referred to in Rule 5.2, Rule 5.3 or Rule 5.4, his Deferred Bonus Award will lapse on that date, unless the Company or the Trustee (as the case may be) decides otherwise.

5.6	Change of circumstances of Employment - deferral of Vesting and lapse provisions

If a Participant ceases to be in Employment before the end of the Deferred Period, but continues to provide services to the Group or becomes employed by an Associated Undertaking, the Company may, at its discretion, decide, or recommend the Trustee to decide, that the Participant is deemed not to have ceased Employment and that his Deferred Bonus Awards will continue to be held subject to the Rules. Rules 4 to 5 will apply when he subsequently ceases to provide services to the Group, or when he ceases to be employed by an Associated Undertaking and is not re-employed by a member of the Group or in such other circumstances as the Company or the Trustee may determine (as the case may be).

5.7	Exercising discretion to preserve/Vest

If the Company or the Trustee decides to exercise any discretion it has under this Rule 5 as regards Vesting or preservation of a Deferred Bonus Award it must do so not later than the date which is three months after the date the Participant ceases Employment, failing which the Deferred Bonus Award will be treated as lapsing in full on the date he so ceases. In the three month period following a Participant ceasing Employment, a Deferred Bonus Award will not be capable of Vesting under any other provision of the Rules, unless the Company exercises its discretion to preserve a Deferred Bonus Award.

5.8	The effect of the lapsing of Deferred Bonus Awards

A Participant will not be entitled to the Shares the subject of his Deferred Bonus Award to the extent that it lapses.

6.	THE VESTING OF THE DEFERRED BONUS AWARDS

6.1	At the end of the Deferred Period

At the end of the Deferred Period, the Deferred Bonus Award will Vest and the Shares the subject of it will be transferred as soon as reasonably practicable to a Participant who at the end of the Deferred Period is:

6.1.1 still in Employment; or

6.1.2 is not still in Employment but is a Participant to whom the Shares can still be transferred because of Rule 4 or Rule 5.

6.2	The transfer of Shares

The Shares the subject of a Deferred Bonus Award which has Vested will be transferred subject to any withholdings that may be necessary on account of a Participant’s Tax Liability in respect of the Deferred Bonus Award. The Company or any relevant company in the Group will be entitled to pay that Tax Liability by selling such number of Shares the subject of the Deferred Bonus Award which has Vested as is necessary to discharge the Tax Liability and transfer the balance of those Shares to the Participant or as he may direct.

BT Group Deferred Bonus Plan

Definitions Appendix

Introduction

The words and expressions used in the Rules which have capital letters have the meanings set out below. In the Rules:

(i) the headings are for the sake of convenience only and should be ignored when construing the Rules;

(ii) reference to any statutory provisions are to those provisions as amended, extended or re-enacted from time to time, and include any subordinate legislation made under them; and

(iii) unless the context requires otherwise, words in the singular include the plural and vice versa and words imputing either gender include both genders.

Definitions

ADSs

American depositary shares each representing five Shares in the Company;

Associated Company

in relation to the Company:

(i) any company which has Control of the Company; or

(ii) any company (other than a Participating Company) which is under the Control of any company referred to in (i) above;

Associated Undertaking

a company or partnership in which the Company has an interest through a shareholding or otherwise;

Board

the board of directors for the time being of the Company or a duly authorised committee of it;

Bonus

the bonus awarded to an Eligible Executive in respect of his Employment in a period not exceeding the length of the relevant financial year of the Company;

Closed Period

a period when the PDMRs of the Company are prohibited from dealing in Shares under the Criminal Justice Act 1993, Part VIII of the Financial Services Market Act 2000 (market abuse) or the Market Abuse Regulation (EU) 596/2014 on transactions in securities, the Company’s share dealing code or under any other statute, regulation or similar code to which the Company is subject;

Committee

a duly authorised committee of the Board;

Company

BT Group plc (registered no. 4190816) unless:

(i) Rule 3.4 operates, in which case it shall mean the Employing Company, or

(ii) Rule 4.3.4 operates, in which case it shall mean the company referred to in Rule 4.3.4, which, in all cases, for the purposes of the Rules, may act through the Board or through any employee of the Group authorised to act in accordance with the policies established under Rule 1;

Control

has the meaning given by Section 995 of the Income Tax Act 2007;

Date of Grant

in relation to a Deferred Bonus Award, the date on which that Award is granted;

Dealing Day

a day on which the London Stock Exchange is open for transaction of business;

Deferred Bonus Award

a contingent right to acquire Shares which has been granted or is proposed to be granted to a Participant under the Deferred Bonus Plan in respect of service and/or performance in a period not exceeding the length of the relevant financial year of the Company;

Deferred Bonus Plan

the BT Group Deferred Bonus Plan constituted by the Deferred Bonus Plan Rules;

Deferred Bonus Plan Rules

the rules of the Deferred Bonus Plan as amended from time to time;

Deferred Period

in relation to a Deferred Bonus Award the period (which cannot be less than three years) specified at the Date of Grant of the Deferred Bonus Award and at the end of which the Deferred Bonus Award may Vest provided that for the purposes of Rule 4 and Rule 5 the Deferred Period will end when a Deferred Bonus Award has Vested in accordance with those Rules;

Definition Appendix

this appendix which forms part of the Rules;

Eligible Executive

any person (including one who is a director of the Company) who, at the Date of Grant, is an employee of the Company or a Subsidiary;

Employees’ Share Scheme

an employees’ share scheme (as defined by Section 1166 of the Companies Act 2006) established by the Company;

Employing Company

following a demerger of the Company, the company whose shares are listed on the London Stock Exchange and which is the ultimate holding company (as defined in Section 1159 of the Companies Act 2006) of:

(i) the business within which the Participant is employed; or

(ii) where the Participant ceased Employment with the Group prior to the demerger, the company which employed the Participant at the time that his Deferred Bonus Award was made;

Employment

employment as an employee of a Participating Company or an Associated Company;

General Provisions Appendix

the appendix containing general provisions which form part of the Rules;

Group

Participating Companies and Associated Companies;

London Stock Exchange

the London Stock Exchange plc (or any successor body carrying on the business of the London Stock Exchange) or, where the context so requires, the New York Stock Exchange or any other exchange on which the Shares are listed or traded;

Market Value

in relation to a share on any day, an amount equal to:

(a) if and so long as the Shares are admitted to trading on the London Stock Exchange, its middle market quotation (as derived from the Daily Official List of the London Stock Exchange) on, at the discretion of the Company, (i) that day, (ii) the Dealing Day immediately preceding that day or (iii) the average middle market quotation of the three Dealing Days immediately preceding that day;

(b) subject to (a) above, the market value of a Share as determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992 on the Date of Grant (or such earlier date as determined by the Company);

Participant

an Eligible Executive to whom a Deferred Bonus Award has been granted or, (where the context requires) his personal representatives;

Participating Company

the Company or any Subsidiary designated by the Board as a Participating Company;

Plan Period

the period starting on the date on which the shareholders of BT Group plc approved in general meeting the adoption of the BT Group Deferred Bonus Plan and ending on the tenth anniversary of that date;

Redundancy

ceasing to be in Employment because the Company has decided that there is no longer any requirement or there is a reduced requirement for the Participant to perform the work which he previously performed;

Rules

the rules of the Plan, including the Definitions Appendix, as amended from time to time;

Share

a fully paid ordinary share in the capital of the Company unless:

(i) Rule 3.4 operates in which case it shall mean a fully paid ordinary share in the capital of the Employing Company, or

(ii) Rule 4.3.4 operates in which case it shall mean a fully paid ordinary share in the capital of the company referred to in Rule 4.3.4;

Subsidiary

a company which in relation to the Company is a company as defined by Section 1159 of and Schedule 6 to the Companies Act 2006;

Tax Liability

in relation to a Participant, the amount of all taxes and/or national insurance contributions or any other contribution which any company in the Group is required to, or may account for and on behalf of or, if permitted, in respect of that Participant’s Deferred Bonus Award;

Treasury Share

a Share held by the Company in treasury in accordance with Sections 724 to 732 of the Companies Act 2006;

U.S. Awards

an Award applicable to a Participant who is subject to (or becomes subject to) U.S. Income Tax;

U.S. Income Tax

income tax imposed by the United States Internal Revenue Code of 1986, as amended and the United States Department of Treasury regulations and other guidance issued thereunder, including any applicable exemptions from the general requirements thereof (collectively, “ U. S. Code Section 409A”);

Variation

means:

(i) in relation to the equity share capital of the Company:

(a) a capitalisation issue, an offer or invitation made by way of rights, a subdivision, a consolidation or reduction; or

(b) any other variation;

(ii) a demerger of the Company

which, would, in the opinion of the Company, justify an adjustment to any Deferred Bonus Award;

Vest, Vested or Vesting

in relation to a Deferred Bonus Award, the point at which a Participant becomes absolutely entitled to all or some of the Shares the subject of that Deferred Bonus Award, provided that if this would be on a day which is in a Closed Period, the day on which that Deferred Bonus Award vests will be the first Dealing Day following the end of the Closed Period.

BT Group Deferred Bonus Plan

General Provisions Appendix

These provisions apply to the Deferred Bonus Plan and are incorporated in the Rules.

1. AMENDING THE PLAN

1.1 Subject to Rule 1.2, the Company can amend the Rules at any time by resolution of the remuneration committee or such other committee as the board may decide from time to time.

1.2 No amendment will be made under Rule 1.1 which would adversely and materially affect the existing rights of a Participant unless it is made with his consent or by a resolution passed as if the Deferred Bonus Awards constituted a separate class of share capital and the provisions of the Articles of Association of the Company and of the Companies Act 2006 relating to class meetings (with the necessary amendments) applied to that class.

1.3 The Company can adopt additional sections of the Rules applicable in any jurisdiction under which Deferred Bonus Awards may be subject to additional and/or modified terms and conditions, having regard to any securities, exchange control or taxation laws, which may apply to the Participant or, any member of the Group. Any additional sections must conform to the basic principles of the Deferred Bonus Plan and must not enlarge to the benefit of Participants any limits in the Rules.

2. GENERAL

2.1 Notices

Any notice or other communication in connection with the Deferred Bonus Plan can be given by personal delivery, by post, (in the case of a company, to its registered office and in the case of an individual to his last known address) or by any other means which a Participating Company and its employees use to communicate with each other. Where a notice or other communication is given by first-class post, it shall be deemed to have been received 72 hours after it was put into the post properly addressed and stamped.

2.2 Documents sent to shareholders

Participants may but are not entitled to receive copies of any notice or document sent by the Company to the holders of Shares.

2.3 Replacement Deferred Bonus Award certificates

If any Deferred Bonus Award certificate is worn out, defaced or lost, it can be replaced on such evidence being provided as may be required.

2.4 Administration of the Deferred Bonus Plan

The Deferred Bonus Plan will be administered in a manner approved by the Company. No individual will have any authority in relation to the Deferred Bonus Plan unless that authority has been approved in accordance with the policy set by the appropriate Committee. The Company’s decision on any matter concerning the Deferred Bonus Plan or the interpretation of the Rules will be final and binding.

2.5 Costs of introducing and administering the Deferred Bonus Plan

The costs of introducing and administering the Deferred Bonus Plan will be borne by the Company. However, the Company may require any Participating Company to enter into such arrangement to reimburse the Company for any costs borne by the Company directly or indirectly in respect of such Participating Company’s employees.

2.6 Termination of the Deferred Bonus Plan

The Deferred Bonus Plan will terminate at the end of the Plan Period or at any earlier time the Company shall decide. Termination of the Deferred Bonus Plan will not affect the subsisting Deferred Bonus Plan Awards of Participants.

2.7 Rights of Participants and Eligible Employees

Nothing in the Deferred Bonus Plan nor in any instrument executed pursuant to it will confer on any person any right to continue in Employment, or will affect the right of the Company or any member of the Group to terminate the Employment of any person without liability at any time with or without cause, or will impose upon the Group, the Board, or any other person any liability whatsoever (whether in contract, tort, or otherwise howsoever) in connection with:

2.7.1 the lapse of any Deferred Bonus Awards pursuant to the Rules;

2.7.2 the failure or refusal to exercise any discretion under the Rules; and/or BT Group Deferred Bonus Plan General Provisions Appendix

2.7.3 a Participant ceasing to be a person who has the status or relationship of an employee or executive director with the Company or any other member of the Group for any reason whatever as a result of the termination of the employment relationship with the Company or any other member of the Group.

2.8 Waiver of any rights

Any person who ceases to have the status or relationship of an employee or executive director with the Company or any other member of the Group for any reason whatsoever (whether lawfully or unlawfully) shall not be entitled and shall be deemed irrevocably to have waived any entitlement by way of damages for dismissal or by way of compensation for loss of office or otherwise to any sum, damages, shares or other benefits to compensate that person for the loss of any rights, benefits or expectations under any Deferred Bonus Award, the Plan or any instrument executed pursuant to it. If necessary, the Participant’s terms of employment will be varied accordingly.

2.9 The benefit of Rule 2.7 and Rule 2.8

The benefit of Rule 2.7 and Rule 2.8 is given for the Company and/or the Trustee (where the Deferred Bonus Award was not granted by the Company), as appropriate for itself and as trustee and agent of the Company (if the benefit is given for the Trustee), and of all the Company’s Subsidiaries or any of its Associated Companies or Associated Undertakings. To the extent that the Company, any Subsidiary or

Associated Company or Associated Undertaking of the Company is not party to the grant of a Deferred Bonus Award, the Company and/or the Trustee, as appropriate, will hold the benefit of Rule 2.7 and Rule 2.8 on trust and as agent for each of them and the Company and/or the Trustee may, at their respective discretion, assign the benefit of this Rule 2.9 to any of them.

2.10 Deferred Bonus Awards are subject to the Rules

Deferred Bonus Awards are granted incorporating and subject to the Rules.

2.11 Articles of Association

Any Shares acquired on the Vesting of Deferred Bonus Awards are subject to the Articles of Association of the Company as amended from time to time.

2.12 Governing Law

The Rules are governed by and interpreted in accordance with the law of England. Each Participant, the Company and any other Participating Company or Associated Company submits to the exclusive jurisdiction of the English courts in relation to any disputes arising out of or in connection with the Deferred Bonus Plan.

BT Group Deferred Bonus Plan

US Appendix

1. Introduction

This Appendix constitutes the part of the Deferred Bonus Plan that will govern the grant of Deferred Bonus Awards to Participants who are subject to (or become subject to) United States income tax (the “U.S. Awards”). It incorporates all the Rules (as set forth above as modified in accordance with the provisions of this Appendix).

2. How U.S. Awards will be granted

All U.S. Awards will be evidenced by an instrument(s) in such form or forms as may from time to time be approved by the Company.

3. Administration of the U.S. Awards

The Company shall (i) administer the U.S. Awards in accordance with this U.S. Appendix, (ii) establish from time to time such rules and regulations as it may deem appropriate for the proper administration of the U.S. Awards and (iii) make such determinations under (including, without limitation, factual determinations), and such interpretations of, and take such steps in connection with, the Rules, the U.S. Appendix and/or the U.S. Awards as it may deem necessary or advisable.

4. Addition of consistent provisions

Any U.S. Award may be subject to any other provision imposed by the Company that is consistent with the purpose and intent of the U.S. Appendix.

5. Section 16 compliance

If any officer, director or shareholder of the Company receives a U.S. Award and therefore becomes subject to Section 16 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company shall take all appropriate action to ensure that such U.S. Awards under this Appendix are exempt from Section 16(b) under the Exchange Act.

6. Right to ADSs: certain restrictions

The Company may arrange for any U.S. Award to constitute a right to receive ADSs rather than Shares, in which case references to “Shares” in the Deferred Bonus Plan shall be deemed to be reference to “ADSs”, as the context may require. In its discretion and upon such terms and conditions as it may implement from time to time, the Company may arrange for any U.S. Award relating to Shares to be satisfied in the form of ADSs and for any U.S. Award relating to ADSs to be satisfied in the form of Shares. Notwithstanding any contrary provisions in the Deferred Bonus Plan, the Company may also, in its discretion and upon such terms and conditions as it may implement from time to time, make U.S. Awards subject to such additional conditions during the Deferred Period as may be necessary to effect a tax deferral for U.S. Federal and state income tax purposes. In furtherance of the foregoing if, before the end of the Deferred Period, a Participant who has been granted a U.S. Award gives or is given notice to leave Employment, or ceases to be in Employment without any notice having been given, in any circumstances other than those referred to in Rule 5.2, his US Award will lapse on the date that his Employment ceases, unless the Company determines otherwise, in its sole discretion, due to extraordinary circumstances involving severe financial hardship.

7. U.S. withholding taxes

It shall be a condition to the obligation of the Company to deliver Shares or ADSs pursuant to any U.S. Award under the Deferred Bonus Plan that the recipient of it pay to the Company (or the Subsidiary that employs the Participant) such amount as may be required by the Company or such Subsidiary for the purpose of satisfying any liability for any U.S. Federal, state or local taxes of any kind required to be withheld with respect to it. Any U.S. Award granted under the Deferred Bonus Plan may require the Company or permit the recipient of such Award to elect, in accordance with any applicable rules established by the Company, to withhold or to pay all or part of the amount of such withholding taxes in Shares or ADSs. Such election may be denied by the Company in its sole discretion, or may be made subject to certain conditions specified by the Company.

8. Securities laws compliance

No Shares or ADSs may be issued or transferred in connection with a U.S. Award unless the Company shall have determined that such issuance, transfer or settlement is in compliance with or pursuant to an exemption from all applicable U.S. Federal and state securities laws.

9. Amendments Concerning U.S. Internal Revenue Code Section 409A

Rule 3.2 shall be amended by adding the following sentence at the end thereof: “For the avoidance of doubt, any increase in a U.S. Award pursuant to this Rule 3.2 shall not affect the settlement terms of the U.S. Award in a manner that would be inconsistent with Section 10 of the U.S. Appendix to the Plan.”

Rule 4.3.3 shall be amended by adding the following new sentence at the end thereof: “Such New Awards shall meet the requirements of U.S. Code Section 409A and any applicable regulations relating to substitutions and assumptions of stock rights by reason of a corporate transaction.

In the event a U.S. Award becomes Vested prior to the end of the Deferred Period pursuant to Rule 4.1 (with respect to a general offer) or Rule 4.3.1 (with respect to a court sanctioned reconstruction or amalgamation), such U.S. Award shall be settled at a time consistent with Section 10 of this U.S. Appendix.

In the event a Participant’s U.S. Award Vests prior to the end of the Deferred Period pursuant to Rule 5.2.1 or the Company elects to Vest all or part of a U.S. Award pursuant to Rule 5.2.2, Rule 5.3, Rule 5.4, or Rule 5.5, such U.S. Award shall be settled at a time consistent with Section 10 of this U.S. Appendix. In no event will the Company elect to preserve or continue the U.S. Award of a Participant pursuant to Rule 5.2.2, Rule 5.3, Rule 5.4, Rule 5.5 or Rule 5.6 in a manner that would permit the U.S. Award to be settled at a time later than permitted under Section 10 of this U.S. Appendix.

10. No Deferral of Compensation

The Rules of this Plan and the U.S. Awards made thereunder shall be applied in a manner so as not to constitute a deferral of compensation for purposes of U.S Code Section 409A. In particular, the periods during which holders of U.S. Awards may receive Shares or ADSs to which they are otherwise entitled (whether pursuant to Rule 4, Rule 5 or Rule 6) shall be compliant with the short-term deferral exemption provided for under the regulations implementing U.S. Code Section 409A. Accordingly, no U.S. Award shall be paid after the 15th day of the third calendar month following the later of (i) the last day of the fiscal year of the Company or Subsidiary that employs the Participant in which such U.S. Award is no longer subject to a “substantial risk of forfeiture” (as defined for purposes of U.S Code Section 409A), or (ii) the last day of the calendar year in which such U.S. Award is no longer subject to a substantial risk of forfeiture.

BT Group plc

Registered Office:

81 Newgate Street London EC1A 7AJ

Registered in England and Wales

No. 4190816